Consent of Independent Registered Public Accounting Firm





The Board of Directors
ADVANTEST CORPORATION:


We consent to the incorporation by reference in this registration statement on Form S-8 of ADVANTEST CORPORATION of our report dated April 26, 2004, with respect to the consolidated balance sheets of Advantest Corporation as of March 31, 2003 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2004, which report appears in the March 31, 2004, annual report on Form 20-F of ADVANTEST CORPORATION.




/s/ KPMG AZSA & Co.


Tokyo, Japan
March 25, 2005